AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into this 12th day of January, 2009, (the "Signing Date"), by and among BIOANALYTICAL SYSTEMS, INC., a corporation organized under the laws of the State of Indiana ("Company"), and Richard M. Shepperd ("Employee").

Preliminary Statements:

A.           Employee is employed as the chief executive officer of the Company pursuant to an Employment Agreement entered into May 18, 2007 and continuing in effect until December 31, 2009 ("May 2007 Agreement").

B.           The Company and Employee have mutually agreed to amend certain terms and conditions of the May 2007 Agreement to provide the Company with greater financial flexibility for the remainder of 2009.  These amended terms and conditions are set forth below and supersede all terms and conditions in the May 2007 Agreement to the contrary.

In consideration of the promises and mutual covenants and agreements contained herein, the parties hereby agree to amend the May 2007 Agreement as follows:

1.           Salary. The Employee's base salary will be reduced from $35,000.00 per month to $20,000 per month for the remainder of the term of the May 2007 Agreement, commencing with the payroll period beginning January 16, 2009.

2.           Housing Allowance.  In addition to his salary and other compensation provided by the May 2007 Agreement, Employee will receive a housing allowance of $1,000.00 per month for the remainder of his employment by the Company.

3.           Change in Control.  As consideration for the adjustment in his monthly base salary, Employee will receive a payment of $201,600.00 in the event of a Change in Control of the Company, as defined by Article 5 and Addendum A of the May 2007 Agreement.  This amount shall be paid within one (1) month of any such Change in Control and is intended to be in addition to any Terminal Pay or other compensation that may become due and owing pursuant to Article 5 of the May 2007 Agreement.

4.           Other Terms.  Except to the extent specifically superseded above, all other terms and conditions of the May 2007 Agreement (attached as Exhibit 1) are intended to remain in effect through December 31, 2009.

IN WITNESS WHEREOF, the Company and the Employee have executed, or caused to be executed, this Agreement as of the day and year first written above.

"COMPANY"		"EMPLOYEE"

Bioanalytical Systems, Inc.

By:	/s/ Michael R. Cox	/s/ Richard M. Shepperd
Michael R. Cox		Richard M. Shepperd
Vice President-Finance and
Chief Financial Officer